                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                  WILSHIRE REAL ESTATE INVESTMENT TRUST INC.
           --------------------------------------------------------
                                (Name of Issuer)


                             COMMON ($.0001 PAR VALUE)
           --------------------------------------------------------
                          (Title of Class of Securities)


                                   971892104
           --------------------------------------------------------
                                 (CUSIP Number)


                   HOWARD AMSTER, 23811 CHAGRIN BLVD #200,
                   BEACHWOOD, OH 44122-5525 (216) 595-1047
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                                    1/26/99
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

CUSIP No. 971892104                   13D                 Page     of     Pages
          ---------                                            ---    ---
                                 AMENDMENT #1


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


                                 HOWARD AMSTER
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

                                       PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

                                      USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power              333700
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power              298500
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power              333,700
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power              298500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

                                 333700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

                                 2.902
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

                                    IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 971892104                   13D                 Page     of     Pages
          ---------                                            ---    ---
                                 AMENDMENT #1


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


                                TAMRA F. GOULD
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

                                       PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

                                      USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power              242000
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power              242000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

                                   0
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

                                   0
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

                                    IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 971892104                   13D                 Page     of     Pages
          ---------                                            ---    ---
                                 AMENDMENT #1


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


                            AMSTER TRADING COMPANY
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

                                      WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

                                      USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power              56500
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power              56500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

                                   0
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

                                   0
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

                                    CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 971892104                   13D                 Page     of     Pages
          ---------                                            ---    ---
                                 AMENDMENT #1


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


             AMSTER TRADING COMPANY CHARITABLE REMAINDER UNITRUSTS
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

                                       AF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

                                      USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power              56500
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power              56500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

                                  56500
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

                                  .491%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

                                    OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 971892104                   13D                 Page     of     Pages
          ---------                                            ---    ---
                                 AMENDMENT #1


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


          HOWARD AMSTER & TAMRA F. GOULD CHARITABLE REMAINDER UNITRUST
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

                                      AF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

                                      USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power              242000
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power              242000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

                                 242000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

                                 2.104%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

                                    OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 971892104                   13D                 Page     of     Pages
          ---------                                            ---    ---
                                AMENDMENT #1

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


                              RAMAT SECURITIES LTD
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

                                      WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

                                      USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power              0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power              0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

                                    0
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

                                    BD
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                SCHEDULE 13D
                                AMENDMENT #1

CUSIP No. 971892104

THERE ARE NO CHANGES TO SCHEDULE 13D AS PREVIOUSLY FILED EXCEPT AS SET FORTH BELOW.


Item 2. Identity & Background

Ramat Securities Ltd
23811 Chagrin Blvd, Suite 200, Beachwood, Ohio 44122
Broker Dealer

Ramat Securities Ltd. was previously part of the group, sold its entire position in the issuer. Section 2, therefore, is amended to reflect that Ramat Securities Ltd. is no longer part of the group.

Item 4. Purposes of Transaction

Howard Amster's Individual Retirement Account and Amster Trading Company Charitable Remainder Unitrusts sold some of their stock in the issuer to reduce their securities position. Ramat Securities Ltd sold all their stock in the Registrant.

Each remaining members of the Group reserve the right to further reduce or eliminate their position.

Item 5.  Interest in securities of the Issuer

     b) The aggregate amount owned by the Group of Reporting Persons is 632,200 shares or 5.497% of the outstanding shares.

         Howard Amster in his individual retirement accounts owns 333,700 shares or 2.902% of the outstanding shares.

         Amster Trading Company Charitable Remainder Unitrusts owns 56,500 shares or .491% of the outstanding shares.

         Howard Amster and Tamra F. Gould Charitable Remainder Unitrust owns 242,000 shares or 2.104% of the outstanding shares.

         Ramat Securities Ltd owns 0 shares or 0% of the outstanding shares.

     c) The following table reflects shares sold on NASDAQ as open market transactions:

     Name                   Date       Shares    Price    Executed by
     Howard Amster IRA       1/26/99     3,300   3.1117   Everen Securities
                             1/27/99    11,000   3.142    Everen Securities

     Amster Trading Co       1/19/99    37,500   3.00     Friedman, Billings, Ramsey
     Charitable Remainder    1/26/99   125,000   2.9375   Friedman, Billings, Ramsey
     Unitrusts               1/27/99   125,000   3.00     Friedman, Billings, Ramsey


     Ramat Securities Ltd   12/22/98     7,000   3.0625   Bear Stearns
                            12/31/98     8,500   3.2904   Bear Stearns
                            12/31/98    24,500   3.4405   Instinet/By Bear Stearns
                              1/7/99     2,000   3.1875   Bear Stearns
                             1/12/99    32,000   3.09375  Instinet/By Bear Stearns
                             1/12/99     3,000   3.0625   Bear Stearns

Signature

         After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: 2/2/99


/s/                  /s/                         /s/
Howard Amster        Amster Trading              Howard Amster &
                     Company                     Tamra F. Gould
                                                 Charitable Remainder
                                                 Unitrust


/s/                 /s/                          /s/
Tamra F. Gould      Amster Trading Co              Ramat Securities Ltd
                    Charitable Remainder
                    Unitrusts